Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Allstate Elects Michael L. Eskew to Board, Names F. Duane Ackerman Lead Director

NORTHBROOK, Ill., July 22, 2014 – The Allstate Corporation (NYSE: ALL) announced that Michael L. Eskew, 65, former chief executive officer of United Parcel Service, has been elected to its board of directors, effective immediately. In addition, F. Duane Ackerman, 71, was named its board’s lead director.

“Allstate’s shareholders are well-served by a diverse team of directors with world-class technical, industry and leadership experience,” said Thomas J. Wilson, chairman, president and chief executive officer. “Mike’s successful leadership at UPS and his expertise in utilizing technology to transform businesses to better serve customers further strengthens our board. Duane will be a highly effective lead director given his extensive governance experience and knowledge of Allstate.”

About Michael Eskew

As chairman and chief executive officer of United Parcel Service, Inc. from 2002 to 2007, Eskew led the company’s operational and technology transformation to improve both customer service and efficiency. Eskew also is a board member for United Parcel Service, lead director at 3M, presiding director at International Business Machines Corp., and board member for Eli Lilly and Company. He is chairman of the board of trustees of The Annie E. Casey Foundation, which is the country’s largest foundation dedicated to disadvantaged youth. Eskew holds a bachelor’s degree from Purdue University.

About Allstate

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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